Exhibit 4.19

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

PARTNERRE CAPITAL TRUST II

This Certificate of Amendment to the Certificate of Trust of PartnerRe Capital Trust II (the “Trust”), is being duly executed and filed by the undersigned trustees to amend the Certificate of Trust of a statutory trust formed under the Delaware Statutory Trust Act (the “Act”).

1. Name. The name of the Trust is PartnerRe Capital Trust II.

2. Amendment. Article 2 of the Certificate of Trust of the Trust is hereby amended to read in its entirety as follows:

2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are BNY Mellon Trust of Delaware, White Clay Center, Route 273, Newark, Delaware 19711.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, being all the trustees of the Trust, have executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

BNY MELLON TRUST OF DELAWARE,
not in its individual capacity but solely as Delaware Trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as Property Trustee

By:	/s/ Cheryl L. Clarke
Name:	Cheryl L. Clarke
Title:	Vice President

ADMINISTRATIVE TRUSTEE

/s/ Thomas L. Forsyth
Thomas L. Forsyth, not in his individual capacity but solely as trustee of the Trust

ADMINISTRATIVE TRUSTEE

/s/ Theodore C. Walker
Theodore C. Walker, not in his individual capacity but solely as trustee of the Trust